Exhibit 4.60

AGREEMENT FOR THE REPAYMENT OF LOSSES AND OTHER COVENANTS

(“VIA VAREJO”)
Corporate Name: VIA VAREJO S.A	CNPJ (National Register of Legal Entities) 33.041.260/0652-90
Address: Rua João Pessoa, 83, Downtown
City: São Caetano do Sul	State: SP
(“CNOVA”)
Corporate Name: CNOVA COMÉRCIO ELETRÔNICO S/A	CNPJ (National Register of Legal Entities) 07.170.938/0001-07
Address: Rua Gomes de Carvalho, 1609, 3rd to 7th floors, Vila Olímpia
City: São Paulo	State: SP

CONSIDERING THAT:

(i)   VIA VAREJO and CNOVA are companies that belong to the same economic group, Pão de Açúcar Group  (“GPA”) and act at the same economic segment, with similarity of their respective operational activities and accounting, financial, managerial and administrative criteria developed or adopted by them;

(ii)  VIA VAREJO has free space in its Distribution Centers (“CDs”), which shall be used by CNOVA with the purpose of sharing the CDs structure and apportioning costs and expenses related with the CDs, therefore resulting in economy of scale, which may give rise to greater efficacy and reduced costs and expenses to the Parties, benefiting the Parties, GPA, its shareholders and other stakeholders;

(iii) The Parties entered into the Agreement for the Apportionment of Expenses to set forth the criteria to be observed by the Parties within the scope of Structure Sharing and the Free Lease Agreement for leasing its free spaces in the CDs;

(iv) The Parties may be subjected to the reception and/or repayment of any losses to each other, by reason of the Apportionment Agreement, compliant with the provisions herein;

(v)  The Agreement for the Apportionment of Expenses provides that the repayment criteria of any losses of the Parties as a result of the Agreement for the Apportionment of Expenses shall be defined, under mutual agreement by and between the Parties, by means of proper document; and,

(vi) The Parties intend to establish any rights and obligations to be observed by the Parties for the  Repayment of any Losses;

The Parties DECIDE to enter into the Agreement for Repayment of Losses and Other Covenants to set forth the conditions that shall govern  the obligation of repayment of any losses between the Parties, as well as any other covenants provided for herein, which shall be governed by the following clauses and conditions:

AGREEMENT FOR THE REPAYMENT OF LOSSES AND OTHER COVENANTS

CLAUSE 1 – DEFINITIONS

1.1.   The following terms, in the singular or plural, shall have the meanings below, unless the context otherwise requires:

THE
Agreement for Repayment	Means the agreement for repayment of losses and other covenants, together with its attachments, as amended from time to time.

CNOVA	has its meaning indicated in the preamble of this Agreement.

CD/CDs	has its meaning indicated in the Recital "ii" of this Agreement.

Structure Sharing

means the free spaces at the CDs used by CNOVA, as well as the sharing, by the Parties, of the whole structure required to proper operation of CDs, directly defrayed by VIA VAREJO, as detailed in Attachment I to the Apportionment Agreement.

Free Lease Agreement	means the agreement entered into on [date] by and between VIA VAREJO and CNOVA for leasing spaces at the CD located in the City of [name], State of [name], [address].

Apportionment Agreement

means the agreement for the apportionment of expenses, entered into on [date], by and between VIA VAREJO and CNOVA to establish the criteria to be observed by the Parties within the scope of the Structure Sharing

Business Day/ Business Days	means any day, except for Saturdays, Sundays or national holidays

GPA	has its meaning indicated in the Recital "i" of this Agreement.

Confidential Information	has its meaning indicated in Clause 8.1 of this Agreement.

Loss/Losses	has its meaning indicated in Clause 3.1 of this Agreement.

Party	VIA VAREJO and CNOVA, individually.

Parties	VIA VAREJO and CNOVA, in aggregate.

Reimbursed Party	has its meaning indicated in Clause 3.1 of this Agreement.

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Reimbursing Party	has its meaning indicated in Clause 3.1 of this Agreement.

Third-Party Ordinary Claim	has its meaning indicated in Clause 4.1 of this Agreement.

Third-Party Extraordinary Claim	has its meaning indicated in Clause 4.2 of this Agreement.

VIA VAREJO	has its meaning indicated in the preamble of this Agreement.

1.2.   Any capitalized terms not defined herein shall have their meanings described in the Apportionment Agreement or Free Lease Agreement, and shall be construed as defined at such instruments.

CLAUSE 2 – PURPOSE

1.1.   The purpose of this Agreement for Repayment is the establishment of rules for repaying any Losses arising from the Apportionment Agreement.

CLAUSE 3 - OBLIGATION TO REPAY OF THE PARTY THAT GIVES RISE TO THE LOSS

3.1.   The Party that gives rise to the fact that has originated the judicial and/or extrajudicial demand (“Reimbursing Party”) shall be liable for all and any losses, liabilities, damages, claims, investigations, regulations, civil responsibility, settlements, convictions, decisions, related costs and expenses, deposits, assets freezing and judicial costs, attorneys' fees (internal or external) and any other losses suffered by any other Party or its Affiliates and their respective counselors, directors, employees and agents (“Reimbursed Party”), resulting from any act of omission or commission, fact, error, event, malpractice or circumstance generated by the Reimbursing Party (“Losses”), being that the Reimbursing Party shall also defend, exempt and hold the Reimbursed Party liable in case of any Losses related with the Apportionment Agreement and Free Lease Agreement.

3.2.   The Parties agree that the Reimbursing Party shall employ its best efforts to undertake all claims placed by third parties (private or public agencies) in that sense, answering in the case records spontaneously to require its admission and exclusion of the Reimbursed Party from the suit.

3.2.1. The Reimbursing Party is obliged to repay all and any Losses in accordance with the terms of this Agreement for Repayment.

CLAUSE 4 - PROCEDURE FOR THIRD-PARTY CLAIMS

4.1.   In the event of reception, by the Reimbursed Party, of any notices regarding ordinary claims brought by any third parties relating to issues by which the Reimbursed Party is repaid according to this Agreement for Repayment and that has given rise or may give rise to a request for repayment of Losses, which should be under responsibility of the Reimbursing Party (“Third-Party Ordinary Claim”), the following shall apply:

a)In case a Third-Party Ordinary Claim is made against a Reimbursed Party, such Reimbursed Party shall have control over defense.  In such case, the Reimbursing Party agrees to fully cooperate with the Reimbursed Party and its attorneys in the commitment or defense against such Third-Party Ordinary Claim, being agreed that the Reimbursed Party shall be entitled to enter into agreements, bind itself or discharge, or admit responsibility regarding such Third-Party Ordinary Claim, regardless of approval, in writing, of the Reimbursing Party, whereby such agreement, commitment or discharge shall be in accordance with the policies set in aggregate by the Parties;

b)Nevertheless the provisions of letter "a" above, the Reimbursing Party shall be entitled to hire separate attorneys to follow up and take part in the defense, bearing with all reasonable costs relating to such attorneys.

4.2.   In the event of reception, by the Reimbursed Party, of any notices regarding extraordinary claims brought by any third parties relating to issues by which the Reimbursed Party is repaid according to this Agreement for Repayment and that has given rise or may give rise to a request for repayment of Losses (“Third-Party Extraordinary Claim”), the Reimbursed Party shall promptly inform the Reimbursing Party in writing, describing the nature of such Third-Party Extraordinary Claim and the basis for such, whereby the lack of such notice to the Reimbursing Party shall not exempt the party from its obligations set forth herein, except if such failure has effectively endangered the Reimbursing Party's rights.

4.2.1.  The notice mentioned in clause 4.2 above, made in writing, shall:

(i)describe the Third-Party Extraordinary Claim to the maximum extent, as reasonable;

(ii)attach copies of all evidencing documents; and,

(iii) estimate the Losses suffered or that may be suffered by the Reimbursed Party.

4.2.2.  In case the Third-Party Extraordinary Claim is brought against a Reimbursed Party, the Reimbursing Party shall have (a) thirty (30) consecutive days after receipt of the respective notice; or, (b) one third (1/3) of the legal term, what happens first, to elect, at its discretion, the indication of an attorney firm to follow up the defense at such Third-Party Extraordinary Claim, at its expenses and employing its own attorneys, with the right to ensure the entire defense available to the Reimbursed Party, within the limits permitted by the applicable Law.

4.2.3.  In case the Reimbursing Party undertakes the commitment or defense against the Third-Party Extraordinary Claim, it shall promptly inform the Reimbursed Party about its intention, and the Reimbursed Party shall agree to provide full cooperation to the Reimbursing Party and its attorneys in the defense against such Third-Party Extraordinary Claim, being that the Reimbursing Party shall nor enter into agreements, bind itself or discharge, neither undertake any responsibility regarding such Third-Party Extraordinary Claim without written approval of the Reimbursed Party (being that such approval shall not be postponed or denied without a plausible reason), except when the legal remedy consists of monetary indemnification of Losses to be paid by the Reimbursing Party, and include a provision by means of which the author or claimant releases the Reimbursed Party from any liabilities related with the case, notwithstanding the option of undertaking defense in the suit or proceeding by the Reimbursing Party.

4.2.4. The Reimbursed Party shall be entitled to hire separate attorneys to follow up and take part in the defense, and the Reimbursing Party shall bear with all reasonable costs relating to such attorneys.

4.2.5. In case the Reimbursing Party decides not to defend itself against the Third-Party Extraordinary Claim or does not submit defense against such Claim, the Reimbursed Party shall be entitled to, in addition to other rights and legal remedies it might have by virtue of this Agreement for Repayment, implead the Reimbursing Party or, at the expenses of the Reimbursing Party, defend itself against such Claim, being a certainty that the  Reimbursed Party shall nor enter into an agreement, commit itself or discharge, neither undertake any responsibility regarding such claim without the written consent of the Reimbursing Party (being that such consent shall not be postponed or denied without a plausible reason).

4.2.6. In case the Reimbursed Party and the Reimbursing Party are jointly responsible for the Third-Party Extraordinary Claim, the Parties agree to collaborate with each other in the defense against such claim, being that each Party shall be entitled to hire its own attorneys, at their sole expenses.

CLAUSE 5 - REPAYMENT OF LOSSES

5.1.   Nevertheless the provisions herein, in case either Party suffers any Losses, the respective Party shall be repaid by the Reimbursing Party according to the total amount of the Loss, added by monetary adjustment from the date of disbursement as per the IPCA variation, at the lowest periodicity provided by law.

5.1.1. The payment of Losses shall be due on a quarterly basis, being that the Reimbursed Party shall send notice to the Reimbursing Party informing the amount verified, followed by evidencing documentation of each Loss and respective disbursements, within thirty (30) consecutive days after closing the quarter for payment within twenty (20) consecutive days after the date of receipt of such notice.  In order to prevent any doubts, the periods comprised by the quarterly notices mentioned above shall coincide with the quarters of the civil year, being that any occasional annual balances shall be included in the last report of each year and paid until January 31 of each year.

5.1.2. If either Reimbursing Party does not agree with any amounts to be repaid, such Party shall (a) firstly, carry out the payment of the non-controversial amount to the Reimbursed Party; and, (b) inform the Reimbursed Party, in writing, within [•] ([•]) Business Days from the receipt of the respective notice, the reasons that grounds its understanding that the amount is not due and shall, at the time, inform the amount it deems to be owed to the Reimbursed Party, making it available to prompt payment.

5.1.3. In the hypotheses of Clause 5.1.2 above, the Reimbursed Party shall review the reasons by which the Reimbursing Party understands the controversial amounts are not due and may, at its sole discretion, accept the arguments submitted by the Reimbursing Party and receive a lower amount, without implication of novation of the present Agreement for Repayment, or consider the Reimbursing Party's reasons unfounded, being that such divergence shall be object of negotiation between the respective Parties.

5.1.4. Compliant with the provisions of Clauses 5.1.2 and 5.1.3, in case the Reimbursing Party fails in carrying out any payment or disbursement owed under the terms of this Agreement for Repayment, the repayment amount shall be added by default fine of two percent (2%) on the amount due and adjusted by the IPCA variation, at the lowest periodicity set forth by law, added by interests at the rate of one percent (1%) per month, calculated on a pro rata basis, from the date the payment or disbursement is due until the date of effective payment.

CLAUSE 6 – NOTICES

6.1.   All notices and any other communications to be made regarding the present Agreement for Repayment shall be made in writing and sent to the addresses listed below, or any other the Parties may indicate (i) by means of registered letter or (ii) facsimile with proof of reception:

To VIA VAREJO:

Address: Rua João Pessoa, 83, Downtown

Telephone: (11) 4225-6987

Email: [*]

Att.: [*]

To CNOVA:

Address: Rua Gomes de Carvalho, 1609, 3rd to 7th floors, Vila Olímpia

Telephone: (11) 4949-8998

Email: [*]

Att.: [*]

6.2.   Any changes in the addresses or representation or email of either Party shall be informed to the other Parties as provided for in Clause 6.1 above.

CLAUSE 7 – Validity

7.1.   The obligations undertaken by the Parties as provided for herein, including, without limitation, the obligations to repay, goes into effect on the date of execution and shall remain effective, surviving the termination or expiration of the Apportionment Agreement for the term of the obligations that may result in obligation of repayment to either Party and until final decision of such demand and full discharge of obligations arising from the obligation of repayment provided for herein.

CLAUSE 8 – CONFIDENTIALITY

8.1.   Confidential information, which shall be kept in secrecy by the Parties and not disclosed to any third parties during the entire period of validity of this Agreement and after its termination or expiration for indefinite term, is all and any information, documents, systems, software, know-how, formula or data provided by the other Party, as well as any aspects related with this Agreement for Repayment ("Confidential Information”), which might have been known by the Party by reason of this Agreement for Repayment, being that the Parties are also forbidden to use such information beyond the strict limits allowed.

8.2.   The Parties may reveal the Confidential Information only to the personnel in charge of the performance of the object of this Agreement for Repayment and, therefore, only to those people whose activities are directly involved with each piece of Confidential Information to be disclosed, taking all measures required so that the obligation of confidentiality of such information is fully fulfilled, under the terms of Clause 8, being that either party shall be responsible for all and any leak of Confidential Information on the part of its respective staff.

8.3.   The confidentiality obligation set forth in this Clause 8 shall not apply (i) in case such information has already been disclosed to the receiving Party without obligation of confidentiality; (ii) is disclosed to the receiving Party by third parties not bound to the obligation of confidentiality; (iii) regarding the information that is or has been made available to the public in a licit manner by another party other than the receiving Party; or, (ii) when the Confidential Information has to be disclosed by force of any legal or regulatory disposition or legal determination and/or determination issued by competent public authority; and/or (v) when the Confidential Information should be disclosed to comply with legislation to which the Party is subject, such as resolutions of the Securities Commission.

8.4.   If either Party is obliged to disclose Confidential Information by virtue of the hypothesis set forth in item (iv) of Clause 8.3 above, the Party forced to do so shall, within twenty-four (24) hours, inform the other Parties about the requirement for revealing the Confidential Information, and those Parties shall analyze such requirements and, at their sole expenses, shall be entitled to defend themselves against the disclosure of any Confidential Information.   Even though, the party obliged to disclose such Confidential Information shall make such disclosure within the strict limits of the judicial order, applicable law or determination issued by competent authority, safeguarding and keeping secrecy of any other Confidential Information.

CLAUSE 9 - REPRESENTATIONS, GUARANTEES AND COMMITMENTS

9.1.   The Parties reciprocally represent that the execution of this Agreement and compliance with its clauses and conditions shall not result in failure to fulfill any other terms, commitments, conditions or dispositions of any other agreements or instruments of the parties, and shall not result in breach of any provisions, law, decree, rule or regulation that may bind the Parties.

9.2.   Each Party has full power and authority to enter into this Agreement for Repayment, comply with their obligations under the terms herein and perform any transactions provided for herein.  The conclusion and perfection of this Agreement for Repayment by either Party and performance of their obligations herein have been dully authorized by means of all acts required, including corporate acts and acts performed by third parties, as applicable.  No other action is required to authorize the conclusion, perfection and performance of this Agreement for Repayment and development of operations contemplated herein by either Party.

CLAUSE 10 - GENERAL CONDITIONS

10.1.   Neither Party shall assign or transfer, in the whole or in part, any rights or obligations set forth herein, without express and previous authorization in writing of the other Parties.

10.     This Agreement for Repayment cannot be amended or added, except by means of written instrument signed by the parties.

10.3.   In case any clause, term or disposition herein is deemed null or unenforceable, such nullity or unenforceability shall not affect any other clauses, terms or provisions herein, which shall remain fully effective.

10.4.   Any tolerance between the Parties, especially regarding failure in complying with any obligation, clause or conditions established in the present Agreement for Repayment shall not constitute waiver to the obligations, amendment or novation of this instrument.

10.5.   This Agreement for Repayment constitutes the entire and full understanding of the Parties regarding negotiations hereby effected relatively to the repayment of any losses, and supersedes all and any previous negotiations, representations and agreements, whether oral or written, between the Parties regarding the matters contained herein.

10.6.   This Agreement for Repayment is irrevocable and non-retractable, binding the contracting parties, their successors and assignees at any title.

10.7.   This Agreement for Repayment shall be governed and construed according to the laws of the Federative Republic of Brazil.

10.8.   Any omitted cases shall be resolved under mutual agreement between the Parties.

CLAUSE 11 – VENUE

11.1.   In case of any difficulties in the interpretation or performance of this Agreement for Repayment, or in case of any controversies related or arising from failure in performing this Agreement, the Parties shall employ their best efforts to resolve the situation in a friendly manner.  For that, the Parties shall negotiate, in good faith, a solution that is satisfactory for both of them.

11.2.   If it is not possible to solve any occasional conflicts as provided for in Clause 11.1 above, the Parties elect the Courts of the Circuit of São Paulo, State of São Paulo, to resolve any doubts and/or conflicts relate with this Agreement for Repayment.

And in witness whereof, the parties execute the present Agreement in four (4) counterparts of the same content.

[city], [date]

_______________________________________________

VIA VAREJO

_______________________________________________

CNOVA

Witness 1	Witness 2

Nome/ Name:	Nome/ Name:
Taxpayer's Card:	Taxpayer's Card: